Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES

MANAGEMENT CHANGES

Englewood, Colo, October 25 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LSTZA, LSTZB) today announced the following management changes effective as of November 1.

Christopher W. Shean has been appointed to the position of Senior Vice President and Chief Financial Officer and will continue to report to Gregory B. Maffei, Liberty Media’s President and CEO.  As Senior Vice President and CFO, Mr. Shean will oversee all accounting and treasury functions at Liberty Media.  Mr. Shean most recently served as Senior Vice President/Controller, and has held several executive positions in the Liberty group prior to that.  Prior to joining Liberty, Mr. Shean served as a partner in the assurance practice of the accounting firm of KPMG.

David J.A. Flowers has been appointed Senior Vice President and Managing Director, Alternative Investments and will continue to report to Mr. Maffei.  Mr. Flowers will focus on deploying Liberty Media’s capital in opportunities in a broad range of areas.  Mr. Flowers has been Senior Vice President/Treasurer since 2000 and has held other executive positions with the Liberty group since 1995.  In connection with assuming his new role, Mr. Flowers will no longer serve as Treasurer of the company.

“We are happy to announce these promotions which we believe will benefit the organization,” said Greg Maffei.  “We congratulate Chris and Dave and look forward to their continued service at Liberty in these new roles.”

About Liberty Media Corporation

Liberty Media owns interests in a broad range of media, communications and entertainment businesses. Those interests are attributed to two tracking stock groups: (1) the Liberty Starz group (Nasdaq: LSTZA, LSTZB), which includes its interest in Starz, LLC, and (2) the Liberty Capital group (Nasdaq: LCAPA, LCAPB), which includes its subsidiaries Atlanta National League Baseball Club, Inc., and TruePosition, Inc., its interest in SiriusXM, Live Nation and Barnes & Noble, and minority equity investments in Time Warner Inc. and Viacom.

Contact:	Courtnee Ulrich
(720) 875-5420